COMPUTATION OF PER SHARE EARNINGS (Dollars in thousands)
	For the three months ended
	September 30, 2002			September 30, 2001

	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount
Basic EPS
Income available to common shareholders	$649	1,339,331	$0.48	$562	1,336,842	$0.42

Effect of dilutive securities
Options		44,789			29,606

Diluted EPS
Income available to common shareholders	$649	1,384,120	$0.47	$562	1,366,448	$0.41

	For the nine months ended
	September 30, 2002			September 30, 2001

Basic EPS
Income available to common shareholders	$2,074	1,336,499	$1.55	$1,627	1,335,422	$1.22

Effect of dilutive securities
Options		42,203			25,705

Diluted EPS
Income available to common shareholders	$2,074	1,378,702	$1.50	$1,627	1,361,128	$1.20